Exhibit 10.20

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated License Agreement (“Agreement”) is made as of the 27th day of January, 2017 (the “Signature Date”) by and between the Buck Institute for Research on Aging, a California non-profit public benefit corporation having its principal place of business at 8001 Redwood Boulevard, Novato, California 94945 (“Buck”), and Unity Biotechnology, Inc., a Delaware corporation, having a place of business at 3280 Brisbane Blvd, Brisbane, California 94005 (“Sponsor”).

BACKGROUND

A.Sponsor’s predecessor, Cenexys, Inc. (“Cenexys”) and Buck previously entered into that certain License Agreement dated February 3, 2014 (the “Prior License Agreement”) pursuant to which Buck granted to Cenexys an exclusive license to certain “Patent Rights” and “Know-How” (all as defined in the Prior License Agreement).

B.Buck and Cenexys have also previously entered into a Sponsored Research Agreement, effective as of August 21, 2014, pursuant to which Sponsor funded certain research conducted in the laboratory of Dr. Judith Campisi (“Campisi”) at Buck (the “Campisi Research Agreement”) in exchange for an option to include within the Prior License Agreement inventions arising from such funded research.

C.Cenexys entered into a similar licensing and funded research arrangement with the Mayo Foundation for Medical Education and Research (“Mayo”), executing an Exclusive License Agreement with Mayo effective June 28, 2013, and a sponsored research agreement with Mayo effective September 25, 2014 (the “Mayo Research Agreement”);

D.Sponsor now desires to fund research in the laboratory of Buck faculty member Dr. Simon Melov (“Melov”) and in furtherance of this objective Sponsor and Buck have entered into a Sponsored Research Agreement of even date herewith (the “Melov Research Agreement”);

E.In connection with their entry into the Melov Research Agreement, Sponsor and Buck desire to amend and restate the Prior License Agreement to provide for the inclusion within the licenses granted thereunder rights to inventions with respect to which Sponsor has exercised its option under Section 7.6.1 of the Melov Research Agreement;

F.The research conducted by Mayo under the Mayo Research Agreement and by Buck under the Campisi Research Agreement and Melov Research Agreement (collectively, “Buck Research Agreements”) is collaborative, such that information and results generated by each of Mayo and Buck may be shared with each of Buck and Mayo, and Mayo may be provided with access to the Know-How; and

G.Because of the collaborative nature of the research, Sponsor has agreed that Buck will share in revenues resulting from Know-How Products and Patent Products (each as defined below), including Know-How Products and Patent Products that have been identified or developed by Mayo instead of by Buck.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

Article 1
Definitions

As used in this Agreement, the following capitalized terms shall have the meanings indicated:

1.1“Additional Inventions” shall mean discoveries and inventions that (i) are developed in the laboratory of Dr. Judith Campisi at Buck during the IP Capture Period, and (ii) are necessary or reasonably useful for the development, manufacture or commercialization of Licensed Products within the Field, excluding inventions generated pursuant to the Campisi Research Agreement and subject to the terms thereof.

1.2“Affiliate” shall mean any entity which controls, is controlled by or is under common control with Sponsor. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

1.3“Commercially Reasonable Efforts” means those efforts and diligence (including with respect to the allocation of resources and personnel) consistent with the reasonable efforts and diligence that would be typically exerted by a biotechnology or pharmaceutical company in a similar circumstance in pursuing the research, development, and commercialization of products of similar nature and comparable market potential.

1.4“Effective Date” shall mean February 3, 2014.

1.5“EMA” shall mean the European Medicines Agency or any successor agency thereto.

1.6“FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.7“Field” shall mean (a) the prophylaxis, treatment, modulation or palliation of diseases or conditions through (i) the clearance or killing of senescent cells, or (ii) the inhibition or modulation of the deleterious effects of senescent cells, and (b) the prediction, diagnosis, monitoring and tracking of diseases or conditions being prevented, treated, modulated or inhibited pursuant to subsection (a) above.

1.8“First Commercial Sale” means, with respect to a Licensed Product, the first sale of such product by Sponsor, its Affiliates or its Sublicensees to a third party following approval of an MAA by the applicable Regulatory Authority in the country or territory of sale.

1.9“GAAP” shall mean the conventions, rules and procedures that define accounting practices as established, and revised or amended, by the Financial Accounting Standards Board and the U.S. Securities Exchange Commission.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

1.10“IP Capture Period” shall mean the period commencing on [***] and continuing until [***].

1.11“Know-How” shall mean all technical information, know-how, processes, procedures, compositions, methods, techniques, or data that has been generated (a) by Buck personnel in the Campisi laboratory prior to the Effective Date (“Existing Know-How”), (b) by Buck personnel in the Campisi laboratory and/or the Melov laboratory during and in the course of performing research activities under the Buck Research Agreements (“Research Agreement Know‑How”) or (c) otherwise by Buck personnel in the Campisi laboratory during the IP Capture Period (“Additional Know-How”), in each case that are necessary for the development or commercialization of Licensed Products. For the avoidance of doubt, Know-How does not include any information, know-how, processes, procedures, methods, techniques, or data that has been or is generated by any personnel of Buck outside of the Campisi and Melov laboratories at Buck.

1.12“Know-How Product” shall mean any Licensed Product that (a) incorporates Know-How or whose discovery or use was enabled by Sponsor’s use of Know-How, or (b) meets the definition of “Know-How Product” under the Mayo License as the same exists as of the Effective Date, and in each case is not a Patent Product.

1.13“Licensed Product” shall mean a product, composition or material for use in the Field.

1.14“Licensed Subject Matter” shall mean the Patent Rights and the Know-How.

1.15“Mayo Patent Rights” shall mean all patent applications and patents including, without limitation, all divisions, continuations, continuations-in-part, patents of addition, and substitutions, registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing patent applications and patents, that are licensed to Sponsor or Sponsor’s Affiliates by Mayo under the Mayo License Agreement.

1.16“MAA” (Marketing Approval Application) shall mean a new drug application filed with the FDA as more fully defined in 21 C.F.R. §314.50 et. seq., or similar application or submission filed with or submitted to any Regulatory Authority to obtain permission to initiate marketing and sales of a Know-How Product or Patent Product for a particular indication. An MAA shall be deemed to be “accepted” if it has been accepted for substantive review by the FDA or other applicable Regulatory Authority.

1.17“MHLW” means Japan’s Ministry of Health, Labor and Welfare (also known as “Korosho”) or any successor agency thereto.

1.18“Net Sales” shall mean the total amount invoiced to third parties (or, in the absence of an invoice, received by Sponsor) on sales of Royalty Products by Sponsor, its Affiliates, or Sublicensees, for which royalties are due under Article 3 below, less the following reasonable and customary deductions actually given: (i) all trade, cash and quantity credits, discounts, refunds or government rebates; (ii) amounts for claims, allowances or credits for returns, retroactive price reductions, or chargebacks; (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added tax), shown on

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

the face of the invoice; and (iv) provisions for uncollectible accounts determined in accordance with GAAP, consistently applied to all products of the selling party, provided that in no event shall deductions for uncollectible accounts in any annual period exceed [***] percent ([***]%) of the cumulative Net Sales in such annual period. In the event that Sponsor and a third party enter into a barter transaction pursuant to which Sponsor transfers Royalty Products to such third party in exchange for non-cash consideration provided in lieu of cash, then Net Sales shall be calculated based on the fair market value of the non-cash consideration received, provided that in no event shall the transferred Royalty Products be valued at more than the then‑current customary sales price for such Royalty Products invoiced to third parties or fair market value if there are no current invoices to third parties. For the removal of doubt, Net Sales shall not include sales by Sponsor to its Affiliates for resale, provided that if Sponsor transfers a Royalty Product to an Affiliate, and the Affiliate retransfers such Royalty Product to a third‑party purchaser, then Net Sales shall be the price charged by the Affiliate to the third-party purchaser, less documented allowable deductions.

1.19“Net Sublicensing Income” shall mean gross cash revenues (or the fair market value of any other consideration received in lieu of a cash payment, including, without limitation, securities, materials and equipment) received by Sponsor or its Affiliates from a Sublicensee in consideration of the grant to such Sublicensee of a sublicense under any of the Licensed Subject Matter, but excluding earned royalties and any other share of net sales (including revenue sharing and profit payments). Net Sublicensing Income shall include without limitation any license signing fee, license maintenance fee, minimum royalty payments (but only to the extent not credited against royalties due on Sublicensee’s sales of Royalty Products) or milestone payment, and any consideration received for an investment in equity (and conditional equity, such as warrants, convertible debt) of Sponsor to the extent such consideration exceeds the fair market value of such equity or other conditional equity. Not included in the definition of Net Sublicensing Income is income received by Sponsor or its Affiliates: (a) as bona fide loans; (b) from equity investments (and conditional equity, such as warrants, convertible debt) in Sponsor at market value; (c) as reimbursements for actual documented patent prosecution costs and patent maintenance expenses; (d) as payment or reimbursement for research and development and/or other services conducted by or for Sponsor, including costs of materials, equipment, manufacturing services or clinical testing, e.g., provided on the basis of full‑time equivalent (“FTE”) efforts of personnel at or below commercially reasonable and standard FTE rates (“FTE Reimbursements”) and/or the reimbursement of out-of-pocket expenses; and (e) income to Sponsor from a Sublicensee for commercial manufacturing of goods if such goods are intended for resale to third parties and the revenue derived from sales of such goods will be treated as Net Sales and subject to an earned royalty due to Buck. In addition, Sponsor shall have the right to deduct from Net Sublicensing Income withholding taxes and other taxes, duties and similar amounts owing with respect to payments included within Net Sublicensing Income, but excluding what are commonly referred to as income taxes.

1.20“Patent Product” shall mean a Licensed Product (a)(i) the manufacture, sale or use of which would but for the license granted herein, infringe a Valid Claim of the Patent Rights, or (ii) whose discovery or development was enabled by the use of a Proprietary Research Tool (a “Tool Product”), or (b) that meets the definition of “Patent Product” under the Mayo License as the same exists as of the Effective Date.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

1.21“Patent Rights” shall mean any and all rights in and to:

(a)all patents and patent applications listed in Exhibit A hereto together with any other patents and patent applications developed in the laboratory of Dr. Judith Campisi at Buck that are owned or controlled by Buck as of the Effective Date and that claim inventions claimed or disclosed in the patent(s) and patent application(s) on Exhibit A (collectively, the “Existing Patents”); and

(b)all patents and patent applications claiming inventions developed pursuant to Campisi Research Agreement for which Sponsor exercises its option thereunder (“Campisi Research Agreement Patents”); and

(c)all patents and patent applications claiming inventions developed pursuant to Melov Research Agreement for which Sponsor exercises its option under Section 7.6.2 thereof (“Melov Research Agreement Patents”); and

(d)all patents and patent applications claiming Additional Inventions with respect to which Sponsor exercised its option pursuant to Section 2.2 (“Additional Invention Patents”); and

(e)all divisions, continuations, continuations-in-part (to the extent entitled to the priority date of any of the Existing Patents, Research Agreement Patents, or Additional Invention Patents), patents of addition, and substitutions of the Existing Patents or Research Agreement Patents, or Additional Invention Patents together with all registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing patents; and

(f)all counterparts, including supplemental protection certificates, to any of the Existing Patents, Research Agreement Patents, or Additional Invention Patents issued by or filed in any country or jurisdiction other than the United States.

In the event that Buck and Sponsor are joint owners of an invention by reason of the fact that personnel of both Buck and Sponsor are joint inventors of such invention, it is understood that the Patent Rights include only Buck’s rights as a joint owner of the patent applications and patents that claim such joint invention.

1.22“Phase I Clinical Study” shall mean any study in humans the principal purpose of which is preliminary determination of safety in healthy individuals or patients as described under 21 C.F.R. §312.21(a) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study, in each case which shall be deemed commenced when the first participant in such study has received his or her initial dose of a Licensed Product.

1.23“Phase II Clinical Study” shall mean a preliminary efficacy and dose ranging human clinical study of a Licensed Product in the target patient population, as described under 21 C.F.R. §312.21(b) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study, in each case which shall be deemed commenced when the first subject in such study has received his or her initial dose of such Licensed Product.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

1.24“Phase III Clinical Study” shall mean a human clinical study designed as a pivotal study to confirm with statistical significance the efficacy and safety of a Licensed Product with respect to a given indication, which study is performed for purposes of filing an MAA for such Product for such indication as described under 21 C.F.R. §312.21(c) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study, in each case which shall be deemed commenced when the first subject in such study has received his or her initial dose of such Licensed Product.

1.25“Proprietary Research Tool” shall mean (a) a Research Tool existing as of the Effective Date and listed on Exhibit C, and (b) any future Research Tool used to discover or develop Patent Products and which Sponsor elects to designate as a Proprietary Research Tool pursuant to Section 2.4.

1.26“Proprietary Research Tool Patents” shall mean the Patent Rights claiming the Proprietary Research Tools. A list of the Proprietary Research Tool Patents existing as of the Effective Date and organized by the Proprietary Research Tool which they cover, is attached hereto as Exhibit C.

1.27“Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the discovery, development, commercialization or other use or exploitation (including review and approval of MAAs) of pharmaceutical products in any jurisdiction, including the FDA, EMA, and the MHLW.

1.28“Research Agreement Patents” means the Campisi Research Agreement Patents and the Melov Research Agreement Patents.

1.29“Research Tool” means animal models (e.g., a transgenic mouse), cell lines, monoclonal antibodies, research assays and reagents, cloning tools, and similar materials whose primary utility is in the conduct of basic scientific research.

1.30“Research Tool Patent Claim” shall mean a claim of a Research Agreement Patent or Additional Invention Patent that claims a Research Tool that has not been designated as a Proprietary Research Tool by Sponsor pursuant to Section 2.4.

1.31“Royalty Product” shall mean a Patent Product or a Know-How Product

1.32“Sublicensee” shall mean any non-Affiliate third party to whom Sponsor has granted the right to promote, market and sell Royalty Products pursuant to Section 2.3, and “Sublicense” shall mean an agreement or arrangement between Sponsor and a Sublicensee granting such rights.  As used in this Agreement, “Sublicensee” shall not include (i) wholesalers or (ii) any resellers of Royalty Product(s) that do not market and promote such Royalty Product(s).

1.33“Valid Claim” shall mean a claim of an issued and unexpired patent or a claim of a pending patent application which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided,

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Net Sales made after the date of such reversal. Notwithstanding the foregoing provisions of this Section 1.33, if a claim of a pending patent application within the Patent Rights has not issued as a claim of an issued patent within the Patent Rights, within seven (7) years after the filing date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement.

Article 2
License

2.1License Grants.

(a)Subject to the terms and conditions of this Agreement, including Sections 2.2, 2.5 and 2.6 below, Buck hereby grants to Sponsor a worldwide, royalty-bearing, exclusive license, with the right to sublicense solely in accordance with Section 2.3, under the Patent Rights (excluding the Research Tool Patent Claims), the Research Agreement Know-How and the Proprietary Research Tools to: (i) develop, make, use, sell, import, export or otherwise distribute Royalty Products, and (ii) practice any method, process or procedure covered or claimed by such Patent Rights or included in the Research Agreement Know-How, including the use of Proprietary Research Tools to discover Royalty Products, in each case solely within the Field.

(b)Subject to the terms and conditions of this Agreement, Buck hereby grants to Sponsor a worldwide, royalty-bearing, non-exclusive license, with the right to sublicense solely in accordance with Section 2.3, under the Research Tool Patent Claims, the Existing Know-How and the Additional Know-How solely to (i) develop, make, use, sell, import, export or otherwise distribute Royalty Products, and (ii) practice any method, process or procedure included in the Research Tool Patent Claims, the Existing Know-How and the Additional Know‑How, in each case solely within the Field.

2.2Option to Additional Inventions.

(a)Subject to the terms of this Section 2.2, Sponsor shall have an option to include within the license granted to Sponsor under Section 2.1 above, all worldwide patent rights owned or controlled by Buck with respect to Additional Inventions, in each case provided that the inclusion of such rights within the license granted to Sponsor under Section 2.1 above would not (in the reasoned legal opinion of Buck’s legal counsel) result in (i) a violation of the terms of any pre‑existing written agreement between Buck and any third party, or (ii) the loss of Buck’s ability to issue or maintain tax-exempt bonds under the 1986 Tax Reform Act.

(b)Buck shall notify Sponsor promptly in writing of all Additional Inventions and shall provide Sponsor with a suitable description and other information reasonably requested by Sponsor for the purpose of evaluating such Additional Inventions for purposes of its option (such notice and accompanying information, an “Invention Disclosure”).

(c)To exercise its option with respect to a particular Additional Invention, Sponsor shall so notify Buck within ninety (90) days after receiving from Buck a reasonably

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

complete Invention Disclosure of its option exercise for such invention. Following such exercise, all patent applications and/or patents owned or controlled by Buck directed to such invention shall, to extent such rights are not ineligible (pursuant to Section 2.2(a)(i) or (ii) above) for inclusion within the license granted to Sponsor under Section 2.1, be deemed included within the Patent Rights.

(d)In the event that a question arises as to whether a particular discovery or invention is necessary or reasonably useful for the development, manufacture or commercialization of Licensed Products within the Field, the Parties agree that the Buck Head of Business Development shall have the right to make the final decision on such matter, and in the event that the Buck Head of Business Development determines that such discovery or invention is not in fact necessary or reasonably useful for the development, manufacture or commercialization of Licensed Products within the Field, such discovery or invention shall not be considered an “Additional Invention” and shall not be subject to Sponsor’s option under this Section 2.2.

2.3Sublicenses. Sponsor may grant and authorize sublicenses within the scope of the license granted to Sponsor pursuant to this Agreement, provided that: (i) Sponsor promptly discloses to Buck the identity of the Sublicensee and delivers a true and correct copy of each sublicense granted by Sponsor as permitted herein, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination (which copy may only be redacted to delete information not relevant to determining whether such sublicense is consistent with the provisions of this Agreement); (ii) Sponsor ensures that all sublicenses granted by Sponsor hereunder are consistent with the terms and conditions of this Agreement and include provisions substantially identical to Sections 2.5 and 2.6, and Articles 10 and 11 with the Sublicensee in place of Sponsor; and (iii) Sponsor is responsible for the activities of such Sublicensees with respect to the Licensed Subject Matter and the Licensed Products as if the activities were carried out by Sponsor, including the payment of royalties due to Buck hereunder, whether or not such amounts are paid to Sponsor by a Sublicensee.

2.4Designation of Additional Proprietary Research Tools.

(a)Sponsor shall have the right upon written notice to Buck to designate any Research Tool arising under the Buck Research Agreements, or subject to Section 2.2, an Additional Invention that is a Research Tool, as a Proprietary Research Tool, in which case all patents and patent applications owned or controlled by Buck and directed to such Research Tool shall thereafter be deemed Proprietary Research Tool Patents and such Research Tool, together with all patents and patent applications directed thereto, shall be exclusively licensed to Sponsor.

(b)To exercise its option to designate a particular Research Tool as a Proprietary Research Tool, Sponsor shall provide Buck with written notice of such election at the time it exercises its option under the Campisi Research Agreement, Melov Research Agreement or Section 2.2 above, as applicable, to include such Research Tool within the licenses granted to Sponsor under Section 2.1 above.

2.5Retained Rights. Buck hereby retains a non-exclusive, non-transferrable right under the Patent Rights to (a) use and practice the Patent Rights for its own educational and

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

non‑commercial research purposes; and (b) perform its research activities under the Buck Research Agreements.

2.6Governmental Rights. The parties understand that the Licensed Subject Matter may have been developed under a funding agreement with the Government of the United States and, if so, that the Government may have certain rights relative thereto under 35 U.S.C. §§ 200 et seq. Buck represents and warrants that it (i) has complied and agrees to continue to comply during the term of this Agreement with all laws and regulations applicable to such a Government funding agreement and (ii) has done and will continue to do all acts necessary for the protection of Buck’s rights to retain ownership of all inventions within the Licensed Subject Matter, including disclosing subject inventions to the Government and electing to retain title in subject inventions.

2.7No Implied Licenses. Nothing herein shall be construed as granting Sponsor, by implication, estoppel or otherwise, any license or other right to any intellectual property of Buck other than the Licensed Subject Matter or to grant to Sponsor any right or license other than those expressly granted herein.

2.8Covenant. Sponsor covenants that it will not use or practice the Licensed Subject Matter except for the purposes expressly permitted in the applicable license grant in this Article 2.

Article 3
Payments and Reports

3.1Equity. In consideration for the rights and licenses granted by Buck to Sponsor herein, Sponsor shall, within thirty (30) days of the Effective Date and subject to Buck’s execution and delivery to Sponsor of a Stock Purchase Agreement in substantially the form attached hereto as Exhibit B, issue to Buck Three Hundred Ninety Thousand (390,000) shares of Sponsor Common Stock promptly following the Effective Date.

3.2Minimum Annual Royalty Payments. As further consideration for the rights and licenses granted by Buck to Sponsor herein, Sponsor shall pay to Buck an annual minimum royalty of [***] U.S. Dollars ($[***]). The first annual minimum royalty payment shall be due within thirty (30) days of the fourth (4th) anniversary of the Effective Date, with subsequent annual minimum royalty payments being due within thirty (30) days of each subsequent anniversary of the Effective Date until the expiration (or, if applicable, the earlier termination) of this Agreement. Annual minimum royalty payments shall be non-refundable but shall be creditable against milestones owed under Section 3.3, running royalties accrued under Section 3.5 and sublicensing fees owed under Section 3.7, in each case that have been accrued and paid during the preceding one (1) year period.

3.3Development Milestone Payments.

(a)In consideration for the rights and licenses granted by Buck to Sponsor herein, Sponsor agrees to pay to Buck the following payments upon the occurrence of each milestone specified below:

Development Milestone Event	Development Milestone Payment
1.Commencement of a Phase I Clinical Study for a Royalty Product	$[***]
2.Commencement of a Phase II Clinical Study for a Royalty Product	$[***]
3.Commencement of a Phase III Clinical Study for a Royalty Product	$[***]
4.Acceptance of filing of an MAA by the FDA, EMA, or MHLW for a Royalty Product	$[***]

(b)Development milestones 1-3 as set forth in Section 3.3(a) shall be payable once each for the first two (2) Royalty Products to achieve the applicable milestone event. Milestone 4 shall be payable up to three (3) times for each of the first two (2) Royalty Products (i.e., once per MAA filed and accepted for review by the Regulatory Authority in each of the first three distinct jurisdictions in which an MAA is filed), for an aggregate of up to six (6) payments total. For clarity, Sponsor’s total payment obligations under this Section 3.3 shall in no event exceed [***] U.S. Dollars ($[***]) (i.e., up to an aggregate total of $[***] under development milestones 1-3 and up to an aggregate total of $[***] under development milestone 4).

(c)Sponsor agrees to promptly notify Buck in writing of the occurrence of each of the foregoing milestones and the payment for such milestone shall be due within thirty (30) days of occurrence thereof. All development milestone payments shall be non‑refundable and non-creditable, and shall be payable in addition to the sales milestones, royalties and other payments due under this Agreement. If, for whatever reason, a particular development milestone for which a milestone payment is due is not achieved then, in such case, the milestone payment that Buck would have received upon the occurrence of such milestone event for the applicable Royalty Product had the particular development milestone event been achieved shall be paid on the occurrence of the next development milestone event for which a milestone payment is due for such Royalty Product, which payment shall be paid in addition to, and not instead of, the milestone payment that is to be paid to Buck upon the occurrence of the next development milestone event.

3.4Sales Milestones. In further consideration of the rights and licenses granted by Buck to Sponsor herein, Sponsor shall pay Buck the following milestone payments upon achievement of the corresponding sales milestones:

(a)Upon first achieving aggregate Net Sales of a Royalty Product equal to or exceeding [***] U.S. Dollars ($[***]), Sponsor shall pay Buck [***] U.S. Dollars ($[***]);

(b)Upon first achieving aggregate Net Sales of a Royalty Product equal to or exceedin g [***] U.S. Dollars ($[***]), Sponsor shall pay Buck [***] U.S. Dollars ($[***]);

(c)Upon first achieving aggregate Net Sales of a Royalty Product equal to or exceeding [***] U.S. Dollars ($[***]), Sponsor shall pay Buck [***] U.S. Dollars ($[***]);

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

(d)Upon first achieving aggregate Net Sales of a Royalty Product equal to or exceeding [***] U.S. Dollars ($[***]), Sponsor shall pay Buck [***] U.S. Dollars ($[***]).

The foregoing sales milestones shall be payable once for each of the first two Royalty Products to achieve the applicable sales thresholds. For clarity, Sponsor’s total payment obligations under this Section 3.4 shall in no event exceed [***] U.S. Dollars ($[***]). Sponsor agrees to promptly notify Buck in writing of the occurrence of each of the foregoing milestones and the payment for such milestone shall be included with the royalty payment due for the calendar quarter in which such sales milestone was achieved. All sales milestone payments shall be non‑refundable and non‑creditable, and shall be payable in addition to the development milestones, royalties and other payments due under this Agreement.

3.5Earned Royalty. As additional consideration of the rights and licenses granted by Buck to Sponsor herein, except as otherwise provided in this Article 3, Sponsor agrees to pay to Buck as running royalties a percentage of Net Sales as follows:

(a)For Know-How Products: [***]% of annual Net Sales of Know‑How Products;

(b)For Patent Products for which there are no Valid Claims within the Patent Rights or the Mayo Patent Rights covering the composition of matter of the applicable Patent Product:

Annual Net Sales of Patent Product	Applicable Royalty Rate
Portion of worldwide annual Net Sales of such Patent Products less than or equal to [***] Dollars (US$[***])	[***]%
Portion of worldwide annual Net Sales of such Patent Products over [***] Dollars (US$[***])	[***]%

(c)For Patent Products for which there is at least one Valid Claim within the Patent Rights or the Mayo Patent Rights covering the composition of matter of the applicable Patent Product:

Annual Net Sales of Patent Product	Applicable Royalty Rate
Portion of worldwide annual Net Sales of such Patent Products less than or equal to [***] Dollars (US$[***])	[***]%
Portion of worldwide annual Net Sales of such Patent Products over [***] Dollars (US$[***])	[***]%

3.6Certain Additional Terms.

(a)Royalty Term.

(i)Buck’s right to receive royalties under Section 3.5(c) above shall expire on a product-by-product and country-by-country basis upon the expiration of the last to

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

expire Valid Claim in the Patent Rights or the Mayo Patent Rights covering the composition of matter of such Patent Product in such country. Thereafter, if there is also at least one Valid Claim within the Patent Rights or the Mayo Patent Rights covering the method of making or method of using the Licensed Product in such country and such Valid Claim is still in effect on the date on which the last-to-expire composition of matter claim expires in such country, Sponsor will pay royalties on such Licensed Product at the royalty rate applicable for Patent Products under Section 3.5(b) above until the date of expiration of the last-to-expire Valid Claim in the Patent Rights or the Mayo Patent Rights covering the method of making or method of using such Licensed Product in such country. If the last-to-expire Valid Claim in the Patent Rights or the Mayo Patent Rights covering the method of making or method of using such Licensed Product in such country expires prior to the earlier of (A) the 13th anniversary of the First Commercial Sale of the first Royalty Product anywhere in the world or (B) January 1, 2037, then to the extent that such Licensed Product satisfies the definition of a Know-How Product, Sponsor will, as of the date on which such claim expires, continue to pay royalties on such Licensed Product at the royalty rate under Section 3.5(a) until the earlier of (A) the 13th anniversary of the First Commercial Sale of the first Royalty Product anywhere in the world or (B) January 1, 2037. If there is no unexpired Valid Claim within the Patent Rights or the Mayo Patent Rights covering the method of making or method of using the Licensed Product as of the date of the last‑to‑expire composition of matter claim expires in such country, then to the extent that such Licensed Product satisfies the definition of a Know-How Product, Sponsor will to pay royalties on such Licensed Product at the royalty rate under Section 3.5(a) until the earlier of (1) the 13th anniversary of the First Commercial Sale of the first Royalty Product anywhere in the world or (2) January 1, 2037.

(ii)Buck’s right to receive royalties under Section 3.5(b) above shall expire on a product-by-product and country-by-country basis upon the expiration of the last to expire Valid Claim in the Patent Rights or the Mayo Patent Rights covering such Patent Product in such country, provided that with respect to any Patent Product that is a Tool Product, Buck shall be entitled to continue to receive a royalty under Section 3.5(b) with respect to worldwide sales of such Patent Product until the expiration of the last to expire Valid Claim of the Proprietary Research Tool Patent(s) covering the Proprietary Research Tool(s) whose use enabled the discovery or development of such Patent Product. However, if Buck’s right to receive royalties under the preceding sentence expires prior to the earlier of (A) the 13th anniversary of the First Commercial Sale of the first Royalty Product anywhere in the world or (B) January 1, 2037, then to the extent that such Licensed Product satisfies the definition of a Know-How Product, Sponsor will, as of the date on which the last-to-expire Valid Claim covering such Patent Product in such country expires or, if applicable and if in effect longer than the last-to-expire Valid Claim covering such Patent Product, the last-to-expire Valid Claim of the applicable Proprietary Research Tool Patent, continue to pay royalties on such Licensed Product at the royalty rate under Section 3.5(a) until the earlier of (1) the 13th anniversary of the First Commercial Sale of the first Royalty Product anywhere in the world or (2) January 1, 2037.

(iii)Buck’s right to receive royalties under Section 3.5(a) above for a Know-How Product shall expire on the earlier of (A) thirteen (13) years after the First Commercial Sale of the first Royalty Product anywhere in the world or (B) January 1, 2037. For clarity, in the event that a Licensed Product is not covered in a country by a Valid Claim of the Patent Rights or the Mayo Patent Rights but does meet the definition of a Know-How Product,

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

then Buck’s right to receive royalties under Section 3.5(a) above shall expire on the earlier of the thirteen (13) year anniversary of the First Commercial Sale of the first Royalty Product anywhere in the world or January 1, 2037.

(b)Products Developed Post-Termination; Products Developed Post‑Acquisition. Notwithstanding anything to the contrary in this Agreement:

(i)in the event that Sponsor elects to permissively terminate this Agreement pursuant to Section 8.3, any product Discovered by or on behalf of Sponsor following the second anniversary of the effective date of such termination shall not be subject to the payment obligations set forth in Section 3.3-3.5 provided that Sponsor has complied with its obligations under Section 8.4(b)(i) regarding the return to Buck of all Confidential Information of Buck. For clarity, any product Discovered by or on behalf of Sponsor (A) prior to the second anniversary of the effective date of such termination, or (B) during any time period following the effective date of such termination in which Sponsor is not in compliance with its obligations under Section 8.4(b)(i), shall to the extent such product satisfies the definition of “Know‑How Product” (i.e., is a product for use in the Field that incorporates Know-How or was discovered through Sponsor’s use of Know-How), be subject to the payment obligations set forth in Section 3.3‑3.5 as if such product were discovered during the Term;

(ii)in the event of an acquisition, merger or consolidation (“Acquisition”) of Sponsor by or with a third party (“Acquirer”), no payments will be owed under Section 3.3, 3.4, 3.5 and 3.7 with respect to any products (A) owned or controlled by the Acquirer immediately prior to the effective date of such Acquisition, or (B) Discovered by Sponsor or such Acquirer following the date of such Acquisition. For clarity, the foregoing shall not limit Buck’s rights to receive payments under Section 3.3, 3.4, 3.5 and 3.7 with respect to any product(s) Discovered by Buck during the performance of the Buck Research Agreements.

(iii)As used in this Section 3.6(b), a product will be deemed to have been “Discovered” upon the later of (A) the date the structure of the active pharmaceutical ingredient (“API”) in such product is first determined, or (B) the date the activity of such API is first experimentally established in animal model by Sponsor, Buck or Mayo.

(c)Single Royalty; Non-Royalty Sales. In the event that a Licensed Product would be subject to two or more of the royalty provisions in Sections 3.5 above (e.g., in the event a Licensed Product is covered by multiple Valid Claims, some of which are composition of matter claims and some of which are not), only a single royalty shall be paid to Buck with respect to such Licensed Product, that royalty being the highest of the royalties applicable to such Licensed Product. It is understood that royalties under Section 3.5(c) shall only be payable with respect to Licensed Products whose sale would infringe a Valid Claim within the Patent Rights or the Mayo Patent Rights covering the composition of matter of such Licensed Product in the country for which such Licensed Product is sold. In no event shall more than one royalty be due hereunder with respect to any Licensed Product unit; nor shall a royalty be payable under this Article 3 with respect to sales of Licensed Products for use in research and/or development, in clinical trials or as samples.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

(d)Multiple Royalties. If Sponsor, its Affiliate or Sublicensee is required to pay a non-Affiliate third party other than Mayo amounts with respect to a Licensed Product under agreements for patent rights or other technologies which Sponsor, its Affiliate or Sublicensee, in its best judgment, determines are necessary or desirable to license or acquire with respect to such Licensed Product, Sponsor may deduct such amount owing to such non‑Affiliate third parties (prior to any reductions) from the royalty owing to Buck for the sale of such Licensed Product pursuant to Section 3.5 above. Notwithstanding the foregoing provisions of this Section 3.6, in no event shall the royalties due to Buck pursuant to Section 3.5 above be so reduced to less than:

(i)[***] percent ([***]%) of the amount that would otherwise be due to Buck with respect to Licensed Products subject to Sections 3.5(a) or 3.5(b); or

(ii)[***] percent ([***]%) of the amount that would otherwise be due to Buck with respect to Licensed Products subject to Section 3.5(c).

(e)Royalties on Mayo Licensed Products. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that any Licensed Product identified or developed solely by Mayo shall only be subject to milestone and royalty obligations under this Agreement if that product is subject to milestone and royalty obligations under the Mayo License Agreement as the same exists as of the Effective Date.

3.7Sublicense Fees.

(a)Sponsor shall pay to Buck [***]% of the Net Sublicensing Income received by Sponsor or its Affiliates.

(b)Notwithstanding the foregoing:

(i)Sponsor shall only be obligated to pay to Buck [***] percent ([***]%) of that portion of the aggregate Net Sublicensing Income that exceeds the then current aggregate duly documented and verifiable amount spent by Sponsor on the development of Licensed Products as of the date such Net Sublicensing Income was received. For example, if Sponsor has spent $100,000 on the development of Licensed Products and receives $200,000 in Net Sublicensing Income, Sponsor shall only be obligated to pay to Buck $[***]; and

(ii)Sponsor’s total payment obligations under this Section 3.7 shall be capped at [***] U.S. Dollars ($[***]).

3.8Combination Products. In the event that a Licensed Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately (a “Combination Product”), Net Sales from such combination sales for purposes of calculating the amounts due under this Article 3 shall be determined based on the proportionate list prices of such products, components or services if sold separately. If a product, component or service that is part of the Combination Product sold is not sold separately, then the “Net Sales” for the purpose of determining the royalty due shall be determined by multiplying the Net Sales of the Combination Product by a fraction that reasonably represents the relative contribution, to the total market value of such Combination Product, of the Licensed Product, where such

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

fraction is determined by the parties in good faith on the basis of the fair market values of the contribution of each of the different products, components or services when included in the Combination Product.

3.9Records. During the term of this Agreement, Sponsor and its Affiliates shall keep, and shall cause Sublicensees to keep, complete and accurate records of their Net Sales in sufficient detail to enable the amounts payable under this Article 3 to be determined. Sponsor will preserve, and will cause its Affiliates and Sublicensees to preserve, such records for at least three (3) years from the date of the payment to which they pertain. Upon Buck’s written request, but not more frequently than once per calendar year, Sponsor shall permit representatives or agents of Buck to examine such records during Sponsor’s regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement with respect to Net Sales received not more than three (3) years prior to the date of Buck’s request. To the extent that Sponsor does not have the right to grant Buck the right to audit its Sublicensees’ books and records hereunder, Sponsor shall obtain for itself such right and, at the request of Buck and at Buck’s expense, Sponsor shall, through an independent third party acceptable to Buck, exercise such audit right with respect to Sublicensees and provide the results of such audit for inspection by Buck pursuant to this Section 3.9. In the event that the amounts due to Buck are determined to have been underpaid, Sponsor shall pay to Buck any amount due and unpaid, together with interest on such amount at the prime rate in effect at [***], or at the maximum rate permitted by law, whichever is lower, within thirty (30) days following the receipt of the audit results. Buck shall bear its own expenses in connection with any audits conducted by Buck’s representatives or agents; provided, however, that if an error of more than [***] percent ([***]%) in favor of Sponsor or its Affiliates or Sublicensees is discovered, then such expenses shall be paid by Sponsor.

3.10Reports. Beginning with the first accrual of Net Sales on which a royalty is due hereunder, Sponsor shall provide to Buck a quarterly royalty report as follows: Within sixty (60) days after the end of each calendar quarter, Sponsor shall deliver to Buck a true and accurate report, giving such particulars of the business conducted by Sponsor, its Affiliates and Sublicensees, if any, during such calendar quarter as are pertinent to account for royalties due under this Article 3. Such report shall include at least (i) the total of Net Sales during such quarter in sufficient detail on a Product-by Product and country-by-country basis to permit confirmation of the accuracy of the royalty payments due, including the number of Royalty Products sold, the gross sales of Royalty Products, and the deductions made from gross sales to determine Net Sales; (ii) the calculation of royalties; and (iii) the total royalties so calculated and due Buck. Simultaneously with the delivery of each such report, Sponsor shall pay to Buck the total royalties, if any, due to Buck for the period of such report. If no royalties are due, Sponsor shall so report. All information contained in reports provided to Buck under this Section 3.10, or learned by Buck under Section 3.9 above shall be Sponsor’s Confidential Information.

3.11Payments. All amounts payable hereunder by Sponsor shall be payable in United States Dollars. If any currency conversion of foreign currency sales into United States Dollars shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by Sponsor in calculating Sponsor’s own revenues for financial reporting purposes.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

3.12Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all of the royalties payable by Sponsor with respect to any country or territory where a Licensed Product is sold, Sponsor shall have the right, at its option, to make such payments by depositing the amount thereof in local currency to Buck’s account in a bank or other depository in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

3.13Late Payment. Any amounts not paid by Sponsor when due under this Agreement will be subject to interest from and including the date payment is due, up through and including the date upon which Buck has collected the funds in accordance herewith at a rate equal to the lesser of (i) the sum of [***] percent ([***]%) plus the prime rate of interest in effect at Bank of America NT&SA, San Francisco, California per annum, calculated daily, or (ii) the maximum interest rate allowed by law.

Article 4
Data Access

4.1Promptly after the Effective Date, Buck shall, at Sponsor’s request, provide to Sponsor all data, reports, analyses and other information in its possession or control that is within the Know-How. Subject to the provisions of Article 6 below, Sponsor will have the right to use all such data and materials for the purposes set forth in the license rights granted to it in Article 2, and to provide the same to third parties under obligations of confidentiality consistent with the obligations set forth in Article 6 and to Regulatory Authorities in connection with obtaining approvals to develop, market and/or commercialize Licensed Products. In addition, as reasonably requested by Sponsor from time to time, Buck shall deliver to Sponsor reasonable quantities of biological materials covered by the Licensed Subject Matter based on availability, provided that Sponsor shall bear Buck’s costs of shipping such materials to Sponsor. Such materials shall be supplied to Sponsor by Buck on an “as is” basis under a material transfer agreement, the terms of which shall be substantially similar to the template material transfer agreement attached hereto as Exhibit D. Upon the termination of this Agreement, Sponsor shall, at Buck’s option, either return to Buck any remaining biological materials provided to it by Buck hereunder or destroy such materials.

Article 5
Due Diligence

5.1General Diligence Obligations. Sponsor shall use Commercially Reasonable Efforts to develop, file Marketing Authorization Applications for, commercialize and meet the market demand for one or more Royalty Products.

5.2Failure. If Sponsor does not use Commercially Reasonable Efforts as provided for in Section 5.1, then Buck shall have the right to terminate this Agreement in its entirety for material breach in accordance with the procedures set forth in Section 8.2, or with the consent of Sponsor, to convert to non-exclusive, the license rights granted to Sponsor hereunder.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

5.3Reports. Within ninety (90) days following the end of each calendar year during the term of this Agreement, Sponsor shall prepare and deliver to Buck a written report which shall describe, in reasonable detail, the research performed during the previous year employing the Licensed Subject Matter or regarding Royalty Products, the progress of the development and exploitation of Licensed Subject Matter and Royalty Products during the previous year, and the research activities regarding the Licensed Subject Matter and Royalty Products planned for the current calendar year.

Article 6
Confidentiality

6.1Confidential Information. During the term of this Agreement and for a period of seven (7) years thereafter, and except as otherwise provided herein, each party shall maintain in confidence, and shall not use for any purpose or disclose to any third party, information of a confidential or proprietary nature that is disclosed by the other party that (a) if in written or other tangible form is marked “Confidential,” “Proprietary” or in some other manner to indicate its confidential nature, or (b) that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential (collectively, “Confidential Information”). Confidential Information shall not include any information that is: (i) already known to the receiving party without obligations of confidentiality thereto at the time of disclosure hereunder as demonstrated by competent proof, or (ii) is or hereafter becomes publicly known other than through acts or omissions of the receiving party, or (iii) is disclosed to the receiving party without obligations of confidentiality by a third party under no obligation of confidentiality, whether direct or indirect, to the disclosing party, or (iv) is independently developed by the receiving party without reliance on or reference to the Confidential Information of the disclosing party, as demonstrated by competent proof. The party receiving a disclosing party’s Confidential Information shall maintain such Confidential Information in confidence and shall disclose such Confidential Information only to its employees, agents, independent contractors, Affiliates, sublicensees, attorneys, accountants, and advisors who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive than those set forth herein.

6.2Permitted Usage and Disclosure. Notwithstanding the provisions of Section 6.1 above, the receiving party may use Confidential Information of the disclosing party to the extent necessary to exercise its rights hereunder (including commercialization and/or sublicensing of Licensed Subject Matter) or fulfill its obligations and/or duties hereunder and in filing for, prosecuting or maintaining any proprietary rights, and may disclose such Confidential Information of the disclosing party (a) as required, in connection with the order of a court or other governmental body; (b) as required by or in compliance with laws or regulations; and (c) in the case of Sponsor, as required in the course of obtaining regulatory and necessary institutional approvals to clinically test, sell or market Licensed Products or to perform research and development with respect to the Licensed Products as permitted under this Agreement, provided that if the receiving party is required by law, regulation or order of a court or other governmental body to make any public disclosures of Confidential Information of the disclosing party, the receiving party will, to the extent it may legally do so, give reasonable advance notice to the disclosing party of such disclosure and will use its reasonable efforts to secure confidential

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise).

6.3Residuals. Nothing in this Agreement shall restrict any employee or representative of Sponsor from using Know How retained in the unaided memory of such employee or representative following the termination of this Agreement. A person’s memory is “unaided” if such person has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.

Article 7
Patents and Inventions

7.1Prosecution of Patent Rights. Buck shall, through patent counsel reasonably acceptable to Sponsor, direct and control the filing, prosecution and maintenance of all Patent Rights. For purposes of this Article 7, “prosecution and maintenance” of patents and patent applications shall be deemed to include, without limitation, the conduct of interferences or oppositions, and/or requests for re-examinations, reissues or extensions of patent terms. Buck shall provide Sponsor with (a) a copy of all patent applications within the Patent Rights prior to filing such application, allowing adequate time for review and comment by Sponsor unless it is impracticable; (b) copies of all material correspondence from any and all patent offices concerning any Patent Rights and, if applicable, an opportunity to comment on any proposed responses, voluntary amendments, and submissions of any kind to be made to any and all patent offices and (c) the right to directly consult with patent counsel. Buck and its patent counsel shall incorporate all reasonable comments provided by Sponsor under this Section 7.1.

7.2Patent Costs. Sponsor acknowledges and agrees that the license granted hereunder is in partial consideration for Sponsor’s assumption of the costs of prosecution and maintenance of the Patent Rights as described herein. Sponsor agrees to pay and shall pay for all reasonable out-of-pocket expenses incurred by Buck in connection with the prosecution and maintenance of the Patent Rights on or after the Effective Date (including the costs of reexamination, opposition and interference proceedings). In addition, on or before June 30, 2014 Sponsor shall reimburse Buck for all previously unreimbursed expenses incurred by Buck in connection with the prosecution and maintenance of the Existing Patent Rights prior to the Effective Date (“Past Patent Costs”), provided that Licensee’s payment obligations with respect to such Past Patent Costs shall in no event exceed $[***]. If at any time Sponsor determines that it no longer desires to pay the patent costs with respect to one or more patents or patent applications within the Patent Rights, Sponsor shall give sixty (60) days advance written notice to Buck. Upon such notice, Buck shall use commercially reasonable efforts to minimize any additional patent costs, provided that Buck shall be free to continue the filing, prosecution, and/or maintenance of such applications(s) or patent(s) at its own expense. If Buck elects to exercise its back-up rights under the preceding sentence to file, prosecute or maintain any patent application or patent within the Patent Rights in a Major Country, Sponsor’s license with respect to such patent or patent application shall terminate in such country. For clarity, Sponsor shall not be obligated to pay for any corresponding patent costs incurred after the end of such sixty (60) day period (but shall remain responsible for all patent costs incurred prior to and during such sixty (60) day period). Sponsor will pay all undisputed invoices for patent expenses incurred in accordance with this Article 7 within thirty (30) days of receipt of an invoice from Buck. If Sponsor fails to pay any

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

undisputed invoices with respect to one or more patents or patent applications within the Patent Rights, Sponsor’s license with respect to such patent or patent application shall terminate. As used in this Section 7.2, “Major Country” shall mean the United States, Canada, United Kingdom, France, Germany, Italy, Spain, Australia and Japan.

Article 8
Term and Termination

8.1Term. Unless terminated earlier pursuant to this Article 8, the term of this Agreement shall commence on the Effective Date, and will continue in full force and effect until the expiration of Sponsor’s payment obligations hereunder, unless earlier terminated pursuant to Section 8.2 or 8.3 below. Sponsor’s license with respect to the Know-How shall survive the expiration (but not an earlier termination, except as provided in Section 8.4 below) of this Agreement and for clarity shall thereafter be fully paid-up, royalty free and irrevocable.

8.2Termination for Breach. In the event of a material breach of this Agreement, the non‑breaching party shall be entitled to terminate this Agreement by written notice to the breaching party, if such breach is not cured within sixty (60) days after written notice is given by the non‑breaching party to the breaching party specifying the breach and requesting its cure. However, if the party alleged to be in breach of this Agreement disputes such breach within such sixty (60) day period, the non-breaching party shall not have the right to terminate this Agreement unless it has been determined by a court of competent jurisdiction that this Agreement was materially breached, and the breaching party fails to cure such breach within sixty (60) days after such determination.

8.3Termination by Sponsor. Any provision herein notwithstanding, Sponsor may terminate this Agreement, in its entirety or as to any particular Licensed Product, at any time by giving Buck at least sixty (60) days prior written notice. From and after the effective date of a termination under this Section 8.3 with respect to a particular Licensed Product, the license granted under Section 2.1 above shall terminate with respect to such Licensed Product.

8.4Survival.

(a)Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party.

(b)In the event this Agreement is terminated for any reason:

(i)Sponsor and Buck shall each return to the other all Confidential Information they have received from the other party, provided that one (1) copy of such Confidential Information may be retained by the receiving party for the purpose of complying with continuing obligations under this Agreement.

(ii)Sponsor shall provide Buck with a written inventory of all Royalty Products that Sponsor and its Affiliates have in process of manufacture, in use or in stock and Sponsor and its Affiliates shall have the right to sell or otherwise dispose of such Royalty Products, all subject to the payment to Buck of royalties pursuant to Article 3 hereof.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

(c)Upon termination of this Agreement by Buck for any reason, any sublicense granted by Sponsor hereunder shall survive, provided that upon request by Buck, such Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement.

(d)Articles 1, 6, 10, 11 and 13 and Sections 8.4, 9.1 and 9.3 (with respect to any enforcement actions in progress at the time of termination), and 12.3 shall survive the expiration and any termination of this Agreement. Additionally, in the event Sponsor elects to permissively terminate this Agreement in its entirety pursuant to Section 8.3, all payment obligations of Sponsor under Sections 3.3, 3.4 and 3.5 with respect to Tool Products and Know‑How Products Sponsor elects to continue to develop and commercialize after termination shall survive termination of this Agreement (and Sponsor’s non-exclusive license under Section 2.1(b) shall survive with respect to such Tool Products and Know-How Products). Except as otherwise provided in this Article 8, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

Article 9
Infringement

9.1Enforcement. If either party becomes aware of a suspected infringement of any of the Patent Rights, that party shall promptly notify the other party in writing and the parties will meet and confer.

(a)Sponsor shall have the first right (itself or through others), at its sole option and expense, to bring suit to enforce the Patent Rights, and/or to defend any declaratory judgment action with respect thereto, in each case with respect to the manufacture, sale or use of a product within the Field; provided, however, that Sponsor shall keep Buck reasonably informed as to the defense and/or settlement of such action. Buck shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by Sponsor from an action to enforce the Patent Rights shall be first applied to reimburse Sponsor’s and then Buck’s unreimbursed expenses, including without limitation, reasonable attorney’s fees and court costs. Any remainder shall, to the extent the same pertains to an infringement of the Patent Rights, be divided [***] percent ([***]%) to Sponsor and [***] percent ([***]%) to Buck, provided that Buck’s portion shall not exceed the amount Buck would have received as a royalty hereunder if the infringing activities had been made by Sponsor.

(b)In the event Sponsor elects not to initiate an action to enforce the Patent Rights against a Third Party for infringement within the Field within six (6) months of a request by Buck to do so, (or within such shorter period which may be required to preserve the legal rights of Buck under the laws of the relevant government), Buck may with Sponsor’s consent, which consent shall not be unreasonably withheld, initiate such action at its own expense, in its own name, and under its own direction and control. Sponsor shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by Buck from any such action shall be first applied to reimburse Buck’s and then Sponsor’s unreimbursed expenses, including without limitation, reasonable attorney’s fees and court costs. Any remainder shall, to the extent the same pertains to an infringement of the Patent Rights in the Field, be divided [***] percent ([***]%) to Sponsor and [***] percent ([***]%) to Buck.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

(c)If the suspected infringement by a Third Party is not with respect to the manufacture, sale or use of a product within the Field, Buck will have the right, but not the obligation, to bring an infringement action at its own expense, in its own name, and entirely under its own direction and control.

9.2Defense. If Sponsor, its Affiliate, Sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that dominate a claim of the Patent Rights or that cover other Related Material with respect to the manufacture, use, distribution or sale of a Royalty Product, Sponsor will promptly notify Buck. As between the parties to this Agreement, Sponsor will be entitled to control the defense in any such action(s). If Sponsor is required to pay any settlements or damages to a third party in connection with such infringement action, then an amount equal to [***] percent ([***]%) of the amount of such settlements or damages actually paid to such third party by Sponsor (or its Affiliate or Sublicensee) with respect to such alleged infringement shall be offset against the amount of royalties otherwise owed to Buck with respect to the applicable Royalty Product; provided that the effective royalty rate due to Buck under Section 3.5, taking into account such offset and any other royalty reduction provided for in Section 3.6, if applicable, shall not be reduced by more than [***] percent ([***]%) or the rates specified in Section 3.5.

9.3Cooperation. In any suit, action or other proceeding in connection with enforcement and/or defense of the Patent Rights as permitted under this Article 8, Buck shall cooperate fully, including without limitation by joining as a party plaintiff and executing such documents as Sponsor may reasonably request. Upon the request of and, at the expense of the party enforcing or defending the Patent Rights, the other party shall make available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in the other party’s possession.

9.4No Implied Obligations. Except as expressly provided in this Article 9, neither party has any obligation to bring or prosecute actions or suits against any third party for patent infringement.

Article 10
Indemnification

Sponsor shall hold harmless, indemnify and defend Buck and its Affiliates, trustees, directors, officers, employees, and agents and the successor and assigns of any of the foregoing (collectively, the “Indemnitees”) from and against any and all liabilities, damages, penalties, expenses and/or losses, including reasonable attorneys’ fees and other expenses of litigation resulting from any claims, actions, suits, or proceedings brought by third parties (any of the foregoing, a “Claim”) against any Indemnitee, arising from or occurring as a result of (a) the exercise or practice of the rights and licenses granted under this Agreement by Sponsor or its Affiliates or Sublicensees, including, without limitation, the research, development, possession, storage, transport, importation, use, sale, marketing or distribution of Royalty Products, (b) a breach of any of Sponsor’s obligations, representations or warranties under this Agreement, or (c) the negligence, recklessness or intentional misconduct of Sponsor, its Affiliates or Sublicensees in connection with this Agreement, but specifically excluding Claims, arising from or occurring as a result of a breach of any of Buck’s obligations, representations or warranties

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

under this Agreement or the gross negligence, recklessness or intentional misconduct of Buck or its Affiliates; provided that an Indemnitee that intends to claim indemnification under this Article 10 shall: (i) promptly notify Sponsor in writing of any Claim with respect to which the Indemnitee intends to claim such indemnification, (ii) give Sponsor sole control of the defense and/or settlement thereof, and (iii) provide Sponsor, at Sponsor’s expense, with reasonable assistance and full information with respect to such Claim. Sponsor shall not settle any claim, suit or proceeding subject to this Article 10 or otherwise consent to an adverse judgment in such claim, suit or proceeding if the same materially diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. Notwithstanding the foregoing, Sponsor shall have no obligations for any Claim if the Indemnitee seeking indemnification makes any admission or settlement regarding such Claim without the prior written consent of Sponsor, which consent shall not be unreasonably withheld.

Article 11
Use of Names

Except as required by law or in the normal course of business identification, neither Sponsor nor Buck shall issue any press release or other written statements in connection with this Agreement intended for use in the public media in a manner suggesting any endorsement by the other of Sponsor or Buck (including Buck), respectively, without the approval of such other party, which approval shall not be unreasonably withheld.

Article 12
Representations and Warranties

12.1Warranties by Buck. Buck represents and warrants that (i) Buck has the sole right and authority to enter into this Agreement and grant the rights and licenses hereunder; (ii) Buck has not previously granted and will not grant any rights in the Licensed Subject Matter that are inconsistent with the rights and licenses granted to Sponsor herein; (iii) to its knowledge, there are no claims of third parties as of the Effective Date that would call into question the rights of Buck to grant to Sponsor the rights contemplated hereunder; and (iv) to its knowledge, except for the Patent Rights, as of the Effective Date, Buck does not own or control any patent or patent application (including any invention disclosure or draft patent application for which a patent application is intended to be filed) the claims of which would dominate any practice of the Licensed Subject Matter.

12.2Mutual Warranties. Each party hereby represents and warrants as of the Effective Date:

(a)it is duly organized and validly existing under the laws of its state of incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

(c)This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it do not conflict with any agreement, instrument or understanding, oral or written, to which it or any of its Affiliates is a party or by which it or any of its Affiliates may be bound.

12.3Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 12, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND BUCK SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES AND CONDITIONS OF THE VALIDITY OF THE LICENSED SUBJECT MATTER OR NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

Article 13
General

13.1Patent Marking. Sponsor agrees to mark, and require its Affiliates and Sublicensees to mark, all Royalty Products sold with all applicable patent numbers within the Patent Rights or otherwise conform to patent laws and practices of the country in which such Royalty Product is sold.

13.2No Implied Obligations. Sponsor’s sole obligation to exploit the Licensed Subject Matter is as set forth in Article 5. Nothing in this Agreement shall be deemed to require Sponsor to otherwise exploit the Licensed Subject Matter nor prevent Sponsor from commercializing products similar to or competitive with a Licensed Product.

13.3Independent Contractors. The relationship of Buck and Sponsor established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Buck and Sponsor. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

13.4Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party, except as required by securities or other applicable laws, to prospective and other investors and such party’s accountants, attorneys and other professional advisors.

13.5Assignment. This Agreement may not be assigned by a party without the prior written consent of the other party except to a party that succeeds to all or substantially all of the assigning party’s business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. Buck may assign its right to receive payments hereunder upon prior written notice to Sponsor.

13.6Force Majeure. In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the party, the party

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

so prevented or delayed shall notify the other party as soon as reasonably possible, be excused from the performance of any such obligation to the extent and during the period of such prevention or delay, and resume performance hereunder as soon as reasonably possible following cessation of such event or occurrence. Notwithstanding the foregoing, a party shall not be excused from the performance of any of its payment obligations under this Section 13.6.

13.7Notices. Any notice or other communication required by this Agreement shall be made in writing and given by prepaid, first class, certified mail, return receipt requested, or by reputable express courier and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated to the other party in writing:

If to Buck:	Buck Institute for Research on Aging 8001 Redwood Boulevard Novato, California 94945 Attention: VP, Business Development
If to Sponsor:	Unity Biotechnology, Inc. 3280 Brisbane Blvd Brisbane, California 94005 Attention: CEO
with a copy to:	Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, California 94304-1050 Attention: [***].

13.8Compliance with Law. Sponsor shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

13.9Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without reference to its principles of conflicts of law.

13.10No Waiver. No waiver hereunder shall be effective unless made in writing and signed by the waiving party. In addition, any such written waiver shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

13.11Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. THE FOREGOING LIMITATION SHALL NOT APPLY, HOWEVER, TO A PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

TO ARTICLE 9 OR TO A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 6. IN NO EVENT WILL BUCK’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE TOTAL COMPENSATION THAT HAS BEEN PAID TO BUCK BY SPONSOR AS OF THE DATE OF FILING AN ACTION AGAINST BUCK THAT RESULTS IN A SETTLEMENT OR AWARD OF DAMAGES TO SPONSOR.

13.12Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

13.13Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement. In such event, the parties will in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which will most nearly approximate the intent of the parties in entering this Agreement.

13.14Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, representations, agreements, and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto. It is understood that the Buck Research Agreements are separate and independent from this Agreement and termination of either agreement shall not operate to terminate or otherwise affect the rights and obligations of the parties under the other agreement.

13.15Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Counterparts may be signed and delivered by facsimile or via email in Portable Document Format (PDF), each of which will be binding when sent.

13.16Insurance. Prior to the commencement of any human clinical trials of a Royalty Product, Sponsor shall obtain a product/clinical trial liability insurance policy in good standing and adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, during the period in which Sponsor is performing clinical studies (including any follow-up care) of Royalty Product (the “Trial Period”). Such policy shall remain in effect during the Trial Period and for ninety (90) days thereafter, and shall, to the extent written on a claims-made form, provide for a three (3) year tail covering circumstances, incidents, and/or claims arising from activities occurring prior to the termination of such policy. In any event, Sponsor shall name Buck as an additional insured on such policy and shall require the insurer to provide written notice to Buck within sixty (60) days of any change in or termination of such policy that would negatively impact the coverage of Sponsor under such policy. Sponsor shall provide a copy of such policy to Buck at least ninety (90) days prior to the commencement of human clinical trials. Additionally, upon and after the First Commercial Sale or distribution of a Royalty Product, and for so long as such Royalty Product is sold by or on behalf of Sponsor or its Affiliates, Sponsor shall maintain

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

comprehensive general liability, product liability and broad form contractual liability insurance in amounts and with coverage conditions customary for like products naming Buck as an additional insured.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

Unity Biotechnology, Inc.	Buck institute for Research on Aging By:

By:/s/ Nathaniel David	By:/s/ Remy Gross, III
Name:Nathaniel David, PhD	Name:Remy Gross, III
Title:President	Title:Vice President, Business Development
Date:27 January 2017	Date:

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

Exhibit A

Unity and Buck – Patent Portfolio Summary

[***]

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

Exhibit B

CENEXYS, INC.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made as of February 3, 2014 by and between Cenexys, Inc., a Delaware corporation (the “Company”), and The Buck Institute for Research on Aging (the “Purchaser”).

In consideration of the mutual covenants and representations set forth below, the Company and the Purchaser agree as follows:

1.Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Company on the Closing (as defined below) 390,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), at a price of $0.006 per share (the “Purchase Price”), for aggregate consideration equal to $2,340.00.

2.Closing. The purchase and sale of the Shares shall occur at a closing (the “Closing”) to be held on the date first set forth above, or at any other time mutually agreed upon by the Company and the Purchaser. The Closing will take place at the principal office of the Company or at such other place as shall be designated by the Company. At the Closing, the Purchaser shall deliver the aggregate Purchase Price set forth above to the Company by wire transfer, check or any other method of payment permissible under applicable law and approved by the Company’s board of directors (or any combination of such methods of payment), and the Company will issue, as promptly thereafter as practicable, a stock certificate, registered in the name of the Purchaser, reflecting the Shares.

3.Restrictions on Transfer.

A.Investment Representations and Legend Requirements. The Purchaser hereby makes the investment representations listed on Exhibit A to the Company as of the date of this Agreement and as of the date of the Closing, and agrees that such representations are incorporated into this Agreement by this reference, such that the Company may rely on them in issuing the Shares. The Purchaser understands and agrees that the Company shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Shares, together with any other legends that may be required by the Company or by applicable state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHER WISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECA TION OTHERWISE COMPLIES WITH THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, A RIGHT OF FIRST REFUSAL, A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING AND A REPURCHASE OPTION HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS, RIGHT OF FIRST REFUSAL, LOCK-UP PERIOD AND REPURCHASE OPTION ARE BINDING ON TRANSFEREES OF THESE SHARES.

B.Stop-Transfer Notices. The Purchaser agrees that to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

C.Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

D.Lock-Up Period. The Purchaser hereby agrees that the Purchaser shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any Shares or other securities of the Company, nor shall the Purchaser enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or other securities of the Company, during the period from the filing of the first registration statement of the Company filed under the Securities Act of 1933, as amended (the “Securities Act”), that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-day period following the effective date of such registration statement (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 271l(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The Purchaser further agrees, if so requested by the Company or any representative of its underwriters, to enter into such underwriter’s standard form of “lockup” or “market standoff” agreement in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of any such restriction period.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

E.Shares. No Shares purchased pursuant to this Agreement, nor any beneficial interest in such Shares, shall be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by the Purchaser or any subsequent transferee, other than in compliance with the Company’s right of first refusal provisions contained in Section 4 of this Agreement.

4.Company’s Right of First Refusal. Before any Shares acquired by the Purchaser pursuant to this Agreement (or any beneficial interest in such Shares) may be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by the Purchaser or any subsequent transferee ( each a “Holder”), such Holder must first offer such Shares or beneficial interest to the Company and/or its assignee(s) as follows:

A.Notice of Proposed Transfer. The Holder shall deliver to the Company a written notice stating: (i) the Holder’s bona fide intention to sell or otherwise transfer the Shares; (ii) the name of each proposed transferee; (iii) the number of Shares to be transferred to each proposed transferee; (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares; and (v) that by delivering the notice, the Holder offers all such Shares to the Company and/or its assignee(s) pursuant to this section and on the same terms described in the notice.

B.Exercise of Right of First Refusal. At any time within 30 days after receipt of the Holder’s notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the proposed transferees, at the purchase price determined in accordance with Section 4.C.

C.Purchase Price. The purchase price for the Shares purchased by the Company and/or its assignee(s) under this section shall be the price listed in the Holder’s notice. If the price listed in the Holder’s notice includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the board of directors of the Company in its sole discretion.

D.Payment. Payment of the purchase price shall be made, at the option of the Company and/or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company and/or its assignee(s), or by any combination thereof within 30 days after receipt by the Company of the Holder’s notice (or at such later date as is called for by such notice).

E.Holder’s Right to Transfer. If all of the Shares proposed in the notice to be transferred to a given proposed transferee are not purchased by the Company and/or its assignee(s) as provided in this section, then the Holder may sell or otherwise transfer such Shares to that proposed transferee; provided that: (i) the transfer is made only on the terms provided for in the notice, with the exception of the purchase price, which may be either the price listed in the notice or any higher price; (ii) such transfer is consummated within 60 days after the date the notice is delivered to the Company; (iii) the transfer is effected in accordance with any applicable securities laws, and if requested by the Company, the Holder shall have delivered an opinion of counsel

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

acceptable to the Company to that effect; and (iv) the proposed transferee agrees in writing to receive and hold the Shares so transferred subject to all of the provisions of this Agreement, including but not limited to this section, and there shall be no further transfer of such Shares except in accordance with the terms of this section. If any Shares described in a notice are not transferred to the proposed transferee within the period provided above, then before any such Shares may be transferred, a new notice shall be given to the Company, and the Company and/or its assignees shall again be offered the right of first refusal described in this section.

F.Involuntary Transfers. Subject to the other provisions of this Section 4, in the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer (including, but not limited to, transfers by operation of law or other involuntary transfers in connection with a divorce, dissolution, legal separation or annulment) of all or a portion of the Shares by the record holder thereof that does not occur in accordance with the other provisions of this Section 4, the Company shall have the right to purchase all of the Shares transferred at the greater of the purchase price paid by Purchaser pursuant to this Agreement or the fair market value of the Shares on the date of transfer (as determined by the board of directors of the Company). Upon such a transfer, the persons transferring or acquiring the Shares shall promptly notify the Secretary of the Company in writing of such transfer. The right to purchase such Shares shall be provided to the Company for a period of 30 days following receipt by the Company of written notice of the transfer.

G.Exception for Certain Affiliates. Notwithstanding anything to the contrary contained elsewhere in this section, the transfer of any or all of the Shares to an affiliated research organization shall be exempt from the provisions of this section; provided that, in each such case, the transferee agrees in writing to receive and hold the Shares so transferred subject to all of the provisions of this Agreement, including but not limited to this section, and there shall be no further transfer of such Shares except in accordance with the terms of this section; and provided further, that without the prior written consent of the Company, which may be withheld in the sole discretion of the Company, no more than three transfers may be made pursuant to this section, including all transfers by the Holder and all transfers by any transferee.

H.Termination of Right of First Refusal. The rights contained in this section shall terminate as to all Shares purchased hereunder upon the earlier of: (i) the closing date of the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act, and (ii) the closing date of a Change of Control pursuant to which the holders of the outstanding voting securities of the Company receive securities of a class registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

5.Tax Consequences. The Purchaser has reviewed with the Purchaser’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Purchaser understands that

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

the Purchaser (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

6.General Provisions.

A.Choice of Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of California.

B.Integration. This Agreement, including all exhibits hereto, represents the entire agreement between the parties with respect to the purchase of the Shares by the Purchaser and supersedes and replaces any and all prior written or oral agreements regarding the subject matter of this Agreement including, but not limited to, any representations made during any interviews, relocation discussions or negotiations whether written or oral.

C.Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or the Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid and return receipt requested, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

D.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this section or which becomes bound by the terms of this Agreement by operation of law. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon the Purchaser and his or her heirs, executors, administrators, successors and assigns.

E.Assignment; Transfers. Except as set forth in this Agreement, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Purchaser without the prior written consent of the Company. Any attempt by the Purchaser without such consent to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Except as set forth in this Agreement, any transfers in violation of any restriction upon transfer contained in any section of this Agreement shall be void, unless such restriction is waived in accordance with the terms of this Agreement.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

F.Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.

G.Purchaser Investment Representations and Further Documents. The Purchaser agrees upon request to execute any further documents or instruments necessary or reasonably desirable in the view of the Company to carry out the purposes or intent of this Agreement, including (but not limited to) the applicable exhibits and attachments to this Agreement.

H.Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

I.Rights as Stockholder. Subject to the terms and conditions of this Agreement, the Purchaser shall have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that the Purchaser delivers a fully executed copy of this Agreement (including the applicable exhibits and attachments to this Agreement) and full payment for the Shares to the Company, and until such time as the Purchaser disposes of the Shares in accordance with this Agreement. Upon such transfer, the Purchaser shall have no further rights as a holder of the Shares so purchased except (in the case of a transfer to the Company) the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and the Purchaser shall forthwith cause the certificate(s) evidencing the Shares so purchased to be surrendered to the Company for transfer or cancellation.

J.Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made after the date of this Agreement.

K.Arbitration and Equitable Relief.

(1)Arbitration. IN CONSIDERATION OF THE PROMISES IN THIS AGREEMENT, THE PURCHASER AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.2, INCLUDING SECTION 1283.05 (THE “RULES”) AND PURSUANT TO CALIFORNIA LAW. DISPUTES WHICH THE PURCHASER AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. THE PURCHASER FURTHER UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH THE PURCHASER.

(2)Procedure. THE PURCHASER AGREES THAT ANY ARBITRATION WILL BE ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) AND THAT THE NEUTRAL ARBITRATOR WILL BE SELECTED IN A MANNER CONSISTENT WITH ITS NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES. THE PURCHASER AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. THE PURCHASER ALSO AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS’ FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW. PURCHASER UNDERSTANDS THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR AAA EXCEPT THAT PURCHASER SHALL PAY THE FIRST $125.00 OF ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION PURCHASER INITIATES. PURCHASER AGREES THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN A MANNER CONSISTENT WITH THE RULES AND THAT TO THE EXTENT THAT THE AAA’S NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES CONFLICT WITH THE RULES, THE RULES SHALL TAKE PRECEDENCE. THE PURCHASER AGREES THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING.

(3)Remedy. EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN THE PURCHASER AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER THE PURCHASER NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION. NOTWITHSTANDING, THE ARBITRATOR WILL NOT HAVE THE AUTHORITY TO DISREGARD OR REFUSE TO ENFORCE ANY LAWFUL COMPANY POLICY, AND THE ARBITRATOR SHALL NOT ORDER OR REQUIRE THE COMPANY TO ADOPT A POLICY NOT OTHERWISE REQUIRED BYLAW WHICH THE COMPANY HAS NOT ADOPTED.

(4)Voluntary Nature of Agreement. THE PURCHASER ACKNOWLEDGES AND AGREES THAT THE PURCHASER IS EXECUTING THIS

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. THE PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE PURCHASER HAS CAREFULLY READ THIS AGREEMENT AND THAT THE PURCHASER HAS ASKED ANY QUESTIONS NEEDED FOR THE PURCHASER TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTANDS IT, INCLUDING THAT THE PURCHASER IS WAIVING THE PURCHASER’S RIGHT TO A JURY TRIAL. FINALLY, THE PURCHASER AGREES THAT THE PURCHASER HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF THE PURCHASER’S CHOICE BEFORE SIGNING THIS AGREEMENT.

L.Reliance on Counsel and Advisors. The Purchaser acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation, is representing only the Company in this transaction. The Purchaser acknowledges that he or she has had the opportunity to review this Agreement, including all attachments hereto, and the transactions contemplated by this Agreement with his or her own legal counsel, tax advisors and other advisors. The Purchaser is relying solely on his or her own counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to this investment or the transactions contemplated by this Agreement.

M.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals.

(signature page follows)

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

The parties represent that they have read this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand this Agreement. The Purchaser agrees to notify the Company of any change in his or her address below.

THE BUCK INSTITUTE FOR RESEARCH ON AGING /s/ Remy Gross, III Signature Remy Gross, III Print Name VP, Business Development Print Title Address: 8001 Redwood Blvd. Novato, CA 94945	CENEXYS, INC. Signature Print Name Print Title

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

The parties represent that they have read this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand this Agreement. The Purchaser agrees to notify the Company of any change in his or her address below.

THE BUCK INSTITUTE FOR RESEARCH ON AGING Signature Print Name Print Title Address:	CENEXYS, INC. /s/ Nathaniel David Signature Nathaniel David Print Name February 25, 2014 Print Title

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

Exhibit C

Proprietary Research Tools and Proprietary Research Tool Patents

None.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

Exhibit D

MATERIAL TRANSFER AGREEMENT

Buck Institute for Research on Aging

Dr.                                                (Recipient Scientist)DATE

COMPANY NAME

ADDRESS

ADDRESS

Buck Institute for Research on Aging (“Buck”) is pleased to be able to provide
          INSERT MATERIALS HERE                                                                                     and any components thereof, which we shall refer to throughout this agreement as the “Material,” to you at COMPANY NAME         (Company). Buck is interested in supporting research using the Material and will provide you with samples of the Material as long as you agree to certain conditions on your use of the Material.  The conditions described below are necessary to insure that the Material is used solely for research and that Buck’s interests in any possible commercialization of the Material are protected.  These conditions are:

1.

The Material is owned by Buck and is provided under a license agreement effective as of ____ (“License”) between the parties.  Upon termination of your research or use of the Material and/or at the instructions of Buck, you shall either return the Material to Buck or destroy all unused portions of the Material.

2.

Use of the Material must be in compliance with the terms of the license agreement and applicable laws and regulations.  The Material must not be used in human subjects, in clinical trials, or for diagnostic purposes involving human subjects, without the written consent of Buck.

3.

The Material must not be transferred to any other parties, other than researchers at your Company or collaborators that are working on specific research projects on behalf of the Company (and transferred for the purpose of such collaboration) without first having obtained a written agreement to the transfer from Buck.  No researchers working with you may use the Material unless they are aware of and agree to be bound by the terms of this agreement.  Both parties shall comply with all applicable laws and regulations, as amended from time to time, with respect to the collection, use, storage and disclosure of the Material and any related data, including without limitation, the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and its implementing regulations (45 C.F.R. et.seq.)

4.

Except to the extent prohibited by law, Company will assume all liability for damages which may arise from its use, storage or disposal of the Material.  Buck will not be liable to Company for any loss, claim or demand made by Company or made against Company by any other party, due to or arising from the use of the Material by Company, except to the extent permitted by law when caused by the gross negligence or willful misconduct of Buck.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

5.

ANY MATERIAL DELIVERED PURSUANT TO THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE AND MAY HAVE HAZARDOUS PROPERTIES.  ANY MATERIAL PROVIDED IS PROVIDED AS IS AND BUCK MAKES NO AND HEREBY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED.  THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS.

6.	Company agrees to provide appropriate acknowledgement of the source of the Material in all publications.
7.	Company agrees to pay $ in partial reimbursement of the costs of producing, maintaining and distributing the Material.
8.

Company will not use publicly for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of Buck or its Affiliates, including, but not limited to the terms “Buck,” “Buck Institute,” and the Buck logo, or any simulation, abbreviation, or adaptation of the same, or the name of any Buck employee or agent, without Buck’s prior, written, express consent, other than provided in Section 6 above.  Buck may withhold such consent in Buck’s absolute discretion.

9.

This agreement, in conjunction with the license agreement, constitutes the final, complete and exclusive agreement between the parties with respect to its subject matter and supercedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the parties.  This agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.  This agreement may not be amended or modified except by a writing signed by both parties and identified as an amendment to this agreement. Neither this agreement nor any of the rights or obligations under the agreement may be assigned by Company without the written consent of Buck. The failure of Buck to insist at any time upon the strict observance or performance of any of the provisions of this agreement, or to exercise any right or remedy as provided in this agreement, will not impair any such right or remedy and will not be construed to be a waiver or relinquishment of the right or remedy.  Execution of this agreement can be effected by photocopied, scanned or faxed signatures.

If you agree to these conditions, please sign in the space provided below as the Recipient and have an authorized representative of your Company sign where indicated.  Return the agreement to Buck Institute for Research on Aging, 8001 Redwood Boulevard, Novato, California 94945.  Upon receipt of the signed agreement, Buck will provide the Material as requested.

[SIGNATURES ON THE NEXT PAGE]

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

BUCK INSTITUTE ON AGING

By: Date: ________________________

[insert name and title of Buck signatory]

READ AND UNDERSTOOD BY THE RECIPIENT SCIENTIST:

______________________________

(Recipient Scientist Signature)*(Recipient Scientist)

ACCEPTED AND AGREED BY AUTHORIZED REPRESENTATIVE OF RECEIVING COMPANY

By: Date: ________________________

(Authorized Representative’s Signature)*

Printed Name and Title: :  ________________________________

Company:  ________________________________

Address: ________________________________

__________________________________________

Phone No.: ________________________________

*Please Note: The Recipient and the Authorized Representative cannot be the same.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.